EXHIBIT 3.1.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

AUDIBLE, INC.

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

Audible, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Audible, Inc. (formerly The Audible Words Corporation).

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on November 3, 1995, was amended and restated on July 21, 1999 and was amended on March 12, 2002 and March 25, 2004 and is in effect on the date of the filing of this Certificate of Amendment of Certificate of Incorporation (the “Certificate of Amendment”).

THIRD: The Certificate of Incorporation of the Corporation is hereby amended by striking the introductory paragraph of Article FOURTH thereof and by substituting the following in lieu thereof as the new introductory paragraph of Article FOURTH:

FOURTH: Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 50,000,000 shares, of which (i) 40,000,000 shall be shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 10,000,000 shall be shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Effective as of June 16, 2004, every three (3) shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.01 per share. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Common Stock as reported on the over-the-counter bulletin board as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

FOURTH: The Certificate of Amendment herein certified has been duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this certificate to be signed by Donald R. Katz, its Chief Executive Officer, as of this 4th day of June, 2004.

AUDIBLE, INC.

By:	/s/ Donald R. Katz
Name:	Donald R. Katz
Title:	Chief Executive Officer